EXHIBIT 99.7

Execution Copy

AMENDMENT

TO THE

LIBERTY BROADBAND CORPORATION

2019 OMNIBUS INCENTIVE PLAN

This Amendment (the “Amendment”) to the Liberty Broadband Corporation 2019 Omnibus Incentive Plan, as amended from time to time (the “Plan”), is made effective as of this 18th day of December 2020 immediately following the occurrence of the closing of the Combination (as defined below).

WHEREAS, Liberty Broadband Corporation (the “Company”) maintains the Plan;

WHEREAS, pursuant to Section 10.7(a) of the Plan, the Plan may be amended by the Compensation Committee (the “Committee”) of the Board of Directors of the Company as it deems advisable;

WHEREAS, on August 6, 2020, the Company, GCI Liberty, Inc., a Delaware corporation (“GCI Liberty”), Grizzly Merger Sub 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger LLC”), and Grizzly Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the Company, at the Effective Time (as defined in the Merger Agreement), acquired GCI Liberty through a series of mergers (the “Combination”);

WHEREAS, in accordance with, and subject to the terms and conditions of, the NASDAQ Market Rules and Regulations, the number of shares of common stock of GCI Liberty that remained available for issuance as of immediately prior to the Effective Time (as defined in the Merger Agreement) under the GCI Liberty, Inc. 2018 Omnibus Incentive Plan, as amended (the “GCI Liberty 2018 Plan”), may be made available for use (after appropriate adjustment of the number of shares to reflect the Combination) by the Company from and after the Effective Time for Awards (as defined in the Plan) made under the Plan, provided that (i) the period during which such shares are available for Awards is not extended beyond the period during which they would have been available under the GCI Liberty 2018 Plan, absent the Combination, and (ii) such Awards are not granted to individuals who were employed by the Company or its subsidiaries as of immediately prior to the Effective Time; and

WHEREAS, the Committee authorized and approved the adoption of this amendment to the Plan to so increase the number of shares of Common Stock (as defined in the Plan) available for Awards by the number of shares of common stock that remained available for issuance under the GCI Liberty 2018 Plan as of immediately prior to the Effective Time, subject to the foregoing terms and conditions.

NOW, THEREFORE, immediately following the occurrence of the closing of the Combination, the Plan is hereby amended as follows:

1.	Section 4.1 of the Plan is hereby amended to add the following after the first sentence thereof:

“In addition, and subject to the provisions of this Article IV, during the period between December 19, 2020 through March 9, 2023, an additional 3,678,357 shares of Common Stock (the ‘GCI Liberty Share Reserve’) may be issued pursuant to Awards to Persons eligible to receive Awards pursuant to Article V other than any such eligible Persons who were employees (including officers), non-employee directors or independent contractors of the Company or any of its Subsidiaries immediately prior to the effective time of the mergers described in that certain Agreement and Plan of Merger, dated August 6, 2020, among the Company, GCI Liberty, Inc., a Delaware corporation, Grizzly Merger Sub 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (‘Merger LLC’), and Grizzly Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC.”

2.	The following is hereby added to the end of what is currently the third sentence of Section 4.1 of the Plan:

“; provided, that shares of Common Stock subject to an Award granted from the GCI Liberty Share Reserve that so expires, terminates or is cancelled or annulled without having been exercised, that had provided for the settlement in cash, or that had been forfeited before becoming vested shall again be available for purposes of the Plan pursuant to the GCI Liberty Share Reserve.”

Except as expressly provided in this Amendment, the Plan will remain unchanged and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 18th day of December 2020 on behalf of the Committee.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee Wilm
Name:	Renee Wilm
Title:	Chief Legal Officer

[Signature Page to the Amendment to the 2019 Omnibus Incentive Plan]